UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 2, 2025

FIRST FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 0-16759

Indiana	35-1546989
(State or other jurisdiction	(I.R.S. Employer
incorporation or organization)	Identification No.)

One First Financial Plaza, Terre Haute, IN	47807
(Address of principal executive office)	(Zip Code)

(812) 238-6000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.125 per share	THFF	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2025, First Financial Corporation (the “Corporation”) and its wholly-owned subsidiary, First Financial Bank (the “Bank”) (collectively, the “Employers”), entered into a new employment agreement (the “Agreement”) with each of, Rodger A. McHargue, Senior Vice President and Chief Financial Officer of the Corporation and the Bank, Stephen P. Panagouleas, Senior Vice President and Chief Credit Officer of the Corporation and the Bank, and Mark A. Franklin, Senior Vice President and Chief Lending Officer of the Corporation and the Bank. The Agreements are effective as of July 1, 2025, and have substantially similar terms.

Under the terms of each Agreement, the Corporation or the Bank, as applicable, have agreed to employ the executive for an initial term of twenty-four (24) months in his current position. Upon timely notice to the executive from the compensation committee of the board of directors of the Corporation, each executive’s term of employment under the agreement may be extended for additional one-year periods.

Effective January 1, 2025, for Rodger A. McHargue, Stephen P. Panagouleas, and Mark A. Franklin, each executive will receive an annual base salary set forth below, which may be increased, or under certain conditions decreased, from time to time as determined by the Corporation or the Bank, as applicable, and will participate in bonus opportunities provided to executive officers and other senior management of the Company as well as fringe benefit plans and benefits available to senior management or to employees of the Company generally.

NameAnnual

Base Salary ($)

Rodger A. McHargue374,040

Stephen P. Panagouleas306,500

Mark A. Franklin308,509

Each Agreement contains terms governing payments the executive would be entitled to receive in the event his employment is terminated, as follows:

●	If the executive’s employment terminates due to death, “disability” or for “just cause” (as such terms are defined in the Agreement), or if the executive voluntarily terminates his employment, then the executive will be entitled to receive the base salary, bonuses, vested rights, and other benefits due to him through the date of termination. Any benefits payable under insurance, health, retirement, bonus or other plans as a result of his participation in such plans through such date will be paid when and as due under those plans.

●	If the executive’s employment is terminated without just cause or if he terminates his employment for good reason, and such termination does not occur within 12 months after a change in control (as such terms are defined in the Agreement), then the executive will be entitled to receive an amount equal to the sum of his base salary and bonuses through the end of the then-current term of the Agreement. The executive would also receive cash reimbursements in an amount equal to the cost of obtaining all employee and other benefits that he would have otherwise been eligible to participate in or receive through the term of the Agreement.

●	If, as a result of a “change in control” (as such term is defined in the Agreement), the executive is entitled to receive an amount that is the product of 2.00 times the sum of (i) his base salary in effect as of the date of the change in control; (ii) an amount equal to the bonuses received by or payable to him in or for the calendar year prior to the year in which the change in control occurs: and (iii) cash reimbursements in an amount equal to his cost of obtaining for a period of two years, beginning on the date of termination, all benefits which he was eligible to participate in or receive. If, as a result of change in control, the executive becomes entitled to any payments that are determined to be payments subject to excise taxes under Internal Revenue Code Sections 280G and 4999, then his severance benefit will be equal to the greater of (i) his benefit under the Agreement reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment” under Internal Revenue Code Section 280G, or (ii) his benefit under the Agreement without reduction, if such benefit results in a greater net after-tax amount after taking into account any excise taxes imposed under Internal Revenue Code Section 280G due to the benefit payment.

The Agreement also includes confidentiality and non-solicitation provisions, as well as non-compete provisions that prohibit the executive, during his employment and for a period of one year following his or her termination, from directly or indirectly competing against the Corporation or the Bank, as applicable, within a 75- mile radius of Terre Haute, Indiana, for Messrs. McHargue and Panagouleas, and Bloomington, Indiana for Mr. Franklin, provided such radius shall be 50 miles in the event of employee’s separation from service by the Company without just cause or by the employee for good reason.

The foregoing description is a summary only and is qualified in its entirety by the full text of the Agreement, which are filed as Exhibits 10.1 through 10.3 to this Form 8-K and is incorporated herein by reference..

.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits Exhibit No.	Description
10.1	Employment Agreement between Rodger A. McHargue, First Financial Corporation, and First Financial Bank, N.A.
10.2	Employment Agreement between Stephen P. Panagouleas, First Financial Corporation, and First Financial Bank, N.A.
10.3	Employment Agreement between Mark A. Franklin, First Financial Corporation, and First Financial Bank, N.A.
104	Cover page interactive data file (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Financial Corporation

Dated June 3, 2025
/s/ Rodger A. McHargue
Rodger A. McHargue
Secretary/Treasurer and Chief Financial Officer